AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                            VENTUREQUEST GROUP, INC.

         Pursuant to Section 78.320 of the Nevada Revised Statutes, the undersigned hereby certifies that pursuant to action taken by the written consent of the sole shareholder of VentureQuest Group, Inc. (the "Corporation") on the ___ day of April 2001, the Articles of Incorporation are amended as set forth hereinafter:
         1. Article IV of the Articles of Incorporation is hereby amended to read as follows:

                  "Article IV. The aggregate number of shares of all classes of capital stock that this corporation shall have authority to issue is 500,000,000, of which 480,000,000 shares shall be of a class designated as common stock (the "Common Stock") with a par value of One Tenth of a Cent ($0.001) per share, and 20,000,000 shares of which shall be of a class designated as preferred stock (the "Preferred Stock") with a par value of One Tenth of a Cent ($0.001) per share. The Preferred Stock shall have preference as to dividends and to liquidation of the Corporation. The Board of Directors of the Company shall establish the specific terms, rights, voting privileges and preferences of such Preferred Stock, or any series thereof. All fully paid stock of the Corporation shall not be liable to call or assessment. The Common Stock shall have unlimited voting rights provided in the Nevada Business Corporation Act. None of the shares of the corporation shall carry with them the pre-emptive right to acquire additional or other shares of the corporation. There shall be no cumulative voting of shares."

         2. On the date of the shareholder's written consent, the Corporation had a total of one (1) share of common stock issued and outstanding and entitled to vote. A total of one (1) voted FOR the amendment, -0- shares against the amendment, and -0- shares abstained.

         IN WITNESS WHEREOF, these Articles of Amendment are hereby executed this 25th day of April 2001.


By: /s/ Kenneth F. Fitzpatrick                  By: /s/ Kenneth F. Fitzpatrick
------------------------------                  ------------------------------
        Kenneth F. Fitzpatrick,                         Kenneth F. Fitzpatrick,
        President                                       President


By: /s/ William C. Baker                        By: /s/ William C. Baker
------------------------                        ------------------------
        William C. Baker,                               William C. Baker,
        Secretary                                       Secretary

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